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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

McMoRan Exploration Co.

Notice of Annual Meeting of Stockholders

April 26, 2007

March 26, 2007

Date:	Thursday, April 26, 2007

Time:	10:00 a.m., Central Time

Place:	McMoRan Exploration Co. 1615 Poydras Street New Orleans, Louisiana 70112

Purpose:	• To elect eight directors

• To ratify the appointment of our independent auditors, and

• To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 6, 2007

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.
Nancy D. Parmelee
Senior Vice President, Chief Financial
Officer & Secretary

Information about Attending the Annual Meeting
Who Can Vote
Voting Rights
Quorum
How Your Proxy Will Be Voted
Proxy Solicitation
Stockholder Proposals
Corporate Governance
Compensation Committee Interlocks and Insider Participation
Director Compensation
2006 Director Summary Compensation Table
Election of Directors
Information About Director Nominees
Stock Ownership of Directors and Executive Officers
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Compensation Discussion and Analysis
Corporate Personnel Committee Report On Executive Compensation
Summary Compensation Table
Retirement Benefit Programs
Audit Committee Report
Independent Auditors
Selection and Ratification of the Independent Auditors
Certain Transactions
Section 16(a) Beneficial Ownership Reporting Compliance

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you owned McMoRan Exploration Co. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

The 2006 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 26, 2007.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of McMoRan Exploration Co. for use at our Annual Meeting of Stockholders to be held on April 26, 2007, and at any adjournments (the meeting).

Who Can Vote

Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 28,464,630 shares of common stock outstanding.

Voting Rights

The inspector of election will count votes cast at the meeting. In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections where the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of shares voted. All other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws. Abstentions as to all such matters to come before the meeting will be counted as votes against those matters.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

A quorum at the meeting is a majority of our common stock entitled to vote present in person or represented by proxy. The inspector of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

How to Vote By Proxy.  If your shares are registered in your name, there are two ways to vote your proxy: by internet or by mail. Your internet vote authorizes James R. Moffett, Richard C. Adkerson, or Kathleen L. Quirk, and each of them, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

•	Vote by Internet — http://www.ivselection.com/explor07

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on April 25, 2007.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

How Proxies Will Be Voted.  If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you sign and submit a proxy but do not mark a box with respect to one or more of the proposals, your proxies will follow the board of directors’ recommendations and your proxy will be voted:

•	FOR the proposed director nominees, and

•	FOR the ratification of the appointment of the independent auditors.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy.  If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing by November 27, 2007 to: Secretary, McMoRan Exploration Co., 1615 Poydras St., New Orleans, Louisiana 70112.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 4, 2008, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at http://www.mcmoran.com/aboutus/corpgov.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at http://www.mcmoran.com/aboutus/corpgov.htm and are available in print upon request. We intend to post promptly on that website amendments to or waivers, if any, from our ethics and business conduct policy made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of eight members. We also have two advisory directors who do not vote. Our board held four regular meetings during 2006. In accordance with our corporate governance guidelines, non-management directors met in executive session at the end of each regular board meeting. The presiding director for executive session meetings rotates among the chairpersons of the three standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at http://www.mcmoran.com/aboutus/corpgov.htm and are available in print upon request. During 2006, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. None of our directors attended the 2006 annual meeting of stockholders.

			Meetings
Audit Committee Members	Functions of the Committee		in 2006

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Suzanne T. Mestayer (elected January 29, 2007)	•	please refer to the audit committee report	4

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2006

H. Devon Graham, Jr., Chairman J. Taylor Wharton	•	determines the compensation of our executive officers	3
	•	administers our annual performance incentive and stock incentive plans
	•	please also refer to the corporate personnel committee procedures

Nominating and Corporate			Meetings
Governance Committee Members	Functions of the Committee		in 2006

Gerald J. Ford, Chairman H. Devon Graham, Jr.	•	nominates individuals to stand for election or re-election as directors	2
	•	considers recommendations by our stockholders of potential nominees for election as directors
	•	conducts annual board and committee evaluations
	•	makes recommendations to our board concerning the structure of our board and corporate governance matters
	•	oversees the form and amount of director compensation

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, this meeting is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. In January 2007, the committee formally approved a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. Our current equity grant policy provides that each co-chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may be related to more than 10,000 shares of common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

In prior years, the committee has engaged Mercer Human Resource Consulting, an independent executive compensation consultant, to examine our compensation practices for all positions below the level of our co-chairmen of the board; however, in January 2007, Mercer advised that it would no longer provide consulting services to the committee with respect to executive compensation. The committee plans to retain a new compensation advisor in 2007, which will continue to be separate from the consultants advising the company’s management on compensation matters. Please refer to the “Compensation Discussion and Analysis” for more information.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Day, Ford, Graham, and Wharton and Ms. Mestayer has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards, as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

The nominating and corporate governance committee made a recommendation to the board that each of these five directors be considered independent, which the board approved.

Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each of Messrs. Day, Ford and Graham, members of the audit committee, qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Consideration of Director Nominees

In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our Secretary at our principal executive offices no later than January 4, 2008. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2008 annual meeting or 10 days following the public announcement of the date of the 2008 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group in writing at the following address: McMoRan Exploration Co., Attn: Board of Directors or the name of the individual director or directors, 1615 Poydras Street, New Orleans, Louisiana 70112. The company will forward the communication to the appropriate directors.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Graham and Wharton. In 2006, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company as well as the skill-level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by the nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-employee director and advisory director receives an annual fee of $15,000. Committee chairs receive an additional annual fee as follows: audit committee, $3,000; corporate personnel committee and nominating and corporate governance committee, $2,000. Each non-employee director and each advisory director receives a fee of $1,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each employee director receives a fee of $1,000 for attending each board meeting. The compensation of each of Messrs. Moffett and Adkerson, the Co-Chairmen of the Board, is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Equity-Based Compensation

Our non-employee directors and advisory directors receive annual stock option grants under two incentive plans, the 1998 Stock Option Plan for Non-Employee Directors (the 1998 Plan) and the 2004 Director Compensation Plan (the 2004 Plan), both of which were approved by our stockholders. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.

The 2004 Plan provides that non-employee directors and advisory directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date. The 2004 Plan further provides that non-employee directors and advisory directors may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.

With the exception of Ms. Mestayer, who was elected to the board in January 2007, on June 1, 2006, each non-employee director and advisory director was granted an option to purchase 3,500 shares of our common stock at a grant price of $17.10 in accordance with the 1998 and 2004 Plans.

2006 Director Summary Compensation Table

	Fees
	Earned
	or Paid	Option	All Other
Name of Director	in Cash	Awards(1)	Compensation(2)	Total

Robert A. Day	$24,000	$41,470	$—	$65,470
Gerald J. Ford(3)	27,000	41,470	—	68,470
H. Devon Graham, Jr.	31,000	41,470	—	72,470
B. M. Rankin, Jr.	19,000	41,470	100,000	160,470
J. Taylor Wharton	23,000	41,470	—	64,470

(1)	Amounts reflect the compensation cost recognized in 2006 in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. In accordance with the 1998 and 2004 Plans, on June 1, 2006, each non-employee director and advisory director was granted an option to purchase 3,500 shares of our common stock at a grant price of $17.10. As of December 31, 2006, each director had the following number of options outstanding: Mr. Day, 22,455; Mr. Ford, 19,000; Mr. Graham, 17,000; Mr. Rankin, 18,389; Mr. Wharton, 17,364.

(2)	Includes $100,000 in consulting fees received by Mr. Rankin and allocated to us pursuant to a consulting arrangement. Please refer to the section titled “Certain Transactions.”

(3)	In accordance with our 2004 Director Compensation Plan, Mr. Ford elected to receive an equivalent number of shares of our common stock in lieu of his annual fee.

Election of Directors

Our board of directors has fixed the number of directors at eight. The terms of all of our directors expire at the 2007 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Day, Ford, Graham, Moffett, Rankin and Wharton and Ms. Mestayer to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

On January 30, 2006, our board of directors amended our by-laws to change the vote standard for the election of directors from a plurality to a majority of the votes cast in uncontested elections. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard shall remain a plurality vote.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies in the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Information About Director Nominees

The table below provides certain information as of March 6, 2007, with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the “Year First Elected a Director” column includes the period that the person served as a director of McMoRan Oil & Gas Co., a predecessor of the company.

			Year First
Name of Director		Principal Occupations, Other Public Directorships	Elected a
Nominee	Age	and Positions with the Company	Director

Richard C. Adkerson	60	Co-Chairman of the Board of the Company. President and Chief Executive Officer of the Company until February 2004. Chief Executive Officer and a director of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company.	1994
Robert A. Day	63	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Société Générale and FCX.	1994
Gerald J. Ford	62	Chairman of the Board of First Acceptance Corporation (formerly Liberté Investors Inc.). Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of FCX.	1998
H. Devon Graham, Jr.	72	President of R.E. Smith Interests, an asset management company. Director of FCX.	1999
Suzanne T. Mestayer	54	President — New Orleans Market, Regions Bank.	2007

James R. Moffett	68	Co-Chairman of the Board of the Company. Chairman of the Board of FCX.	1994
B. M. Rankin, Jr.	77	Private investor. Vice Chairman of the Board of the Company since 2001. Vice Chairman of the Board of FCX.	1994
J. Taylor Wharton	68	Special Assistant to the President for Patient Affairs; Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of FCX.	2000

Advisory Directors

In February 2004, the board established the position of advisory director to provide general policy advice as requested by the board. The board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, both of whom previously served as directors of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to FCX. Dr. Bethea is a staff physician at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center.

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, (a) this table shows the amount of our common stock each of the directors and named executive officers beneficially owned on March 6, 2007, and (b) all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares	Percent
	Subject to	Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

Richard C. Adkerson(2)	162,270	1,657,065	1,819,335	6.1%
Robert A. Day(3)	381,240	13,705	394,945	1.4%
Gerald J. Ford(4)	1,884,953	10,250	1,895,203	6.6%
H. Devon Graham, Jr.	2,000	8,250	10,250	*
Glenn A. Kleinert	—	231,500	231,500	*
Suzanne T. Mestayer	2,700	—	2,700	*
James R. Moffett(5)	1,563,315	2,478,315	4,041,630	13.0%
C. Howard Murrish(6)	188,485	510,815	699,300	2.4%
Nancy D. Parmelee	3,369	152,512	155,881	*
B. M. Rankin, Jr.(7)	478,137	9,639	487,776	1.7%
J. Taylor Wharton(8)	29,744	8,614	38,358	*
Directors and executive officers as a group (13 persons)(9)	4,902,126	5,451,690	10,353,816	29.5%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 5, 2007, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 17,671 shares issuable upon conversion of 3,400 shares of our 5% convertible preferred stock held by Mr. Adkerson, and (c) 33,908 shares (23,908 of which are issuable upon conversion of 4,600 shares of our 5% convertible preferred stock) held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Mr. Adkerson’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(3)	Includes 367,463 shares issuable upon conversion of 70,700 shares of our 5% convertible preferred stock.

(4)	Includes 516,632 shares issuable upon conversion of 99,400 shares of our 5% convertible preferred stock. Mr. Ford’s address is 200 Crescent Court, Suite 1350, Dallas, Texas 75201.

(5)	Includes (a) 1,562,455 shares of our common stock (159,563 of which are issuable upon conversion of 30,700 shares of our 5% convertible preferred stock) held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, and (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(6)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 32,395 shares (10,395 of which are issuable upon conversion of 2,000 shares of our 5% convertible preferred stock) held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons, (e) 450 shares held by Mr. Murrish as custodian for his grandson, and (f) 20,790 shares issuable upon conversion of 4,000 shares of our 5% convertible preferred stock.

(7)	Includes 468,689 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(8)	Includes (a) 12,667 shares held by Mr. Wharton’s spouse, and (b) 10 shares held by Mr. Wharton as a custodian for his daughter.

(9)	Includes (a) 15,481 shares held in an executive officer’s IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, (d) 21,036 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership, and (e) 51,975 shares issuable upon conversion of 10,000 shares of our 5% convertible preferred stock held by an executive officer. The executive officer’s total number of shares beneficially owned does not include 25,000 restricted stock units that have vested, but the receipt of which has been deferred.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, this table shows the owners of more than 5% of our outstanding common stock other than Messrs. Adkerson, Ford and Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2006, and all shares beneficially owned are held with sole voting and investment power.

		Shares Issuable	Shares Issuable
		upon Conversion	upon Exercise	Total Number of		Percent of
		of Convertible	of Warrants or	Shares Beneficially		Outstanding
Name and Address of Person	Shares	Securities(1)	Options	Owned		Shares(2)

Alpine Capital, L.P. Robert W. Bruce III Algenpar, Inc. J. Taylor Crandall Robert M. Bass	3,510,138	1,610,705	—	5,120,843	(3)	17.1%
201 Main Street, Suite 3100 Fort Worth, TX 76102
Columbia Wanger Asset Management, L.P.	1,585,300	—	—	1,585,300	(4)	5.6%
227 West Monroe Street Suite 3000 Chicago, IL 60606
Credit Suisse	94,552	1,712,745	—	1,807,297	(5)	6.0%
Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland
FMR Corp.	—	2,296,803	—	2,296,803	(6)	7.5%
82 Devonshire Street Boston, MA 02109
k1 Ventures Limited	230,000	2,079,002	2,500,000	4,809,002	(7)	14.6%
23 Church Street #10-01/02 Capital Square Singapore 049481
Unicredito Italiano S.p.A. (formerly Pioneer Global Asset Management, S.p.A.)	—	1,808,420	—	1,808,420	(8)	6.0%
Piazza Cordusio 2 20123 Milan, Italy
Wells Fargo & Company	3,447,948	—	—	3,447,948	(9)	12.2%
420 Montgomery Street San Francisco, CA 94104

(1)	We have three securities outstanding that are convertible into our common stock: our 5% convertible preferred stock, our 6% convertible senior notes due 2008, and our 5 1/4% convertible senior notes due 2011.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 28,306,730 shares outstanding as of December 31, 2006, the number of shares of common stock issuable upon the conversion or exercise of convertible securities, warrants and options held by that beneficial owner. For purposes of calculating each of these percentages, we did not assume the conversion or exercise of any of the other beneficial owners’ convertible securities, warrants or options.

(3)	Based on an amended Schedule 13D filed jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, Robert M. Bass, Anne T. Bass, the Anne T. and Robert M. Bass Foundation and others with the SEC on July 10, 2002. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 3,447,498 shares, including 1,091,475 shares that are issuable upon conversion of our 5% convertible preferred stock, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners of Alpine Capital, L.P., share voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares, including 261,954 shares issuable upon conversion of 50,400 shares of our 5% convertible preferred stock, and Mr. Crandall, Mr. Bass and Ms. Bass, as directors of The Anne T. and Robert M. Bass Foundation, and Mr. Bruce, in his capacity as a principal of the Robert Bruce Management Company, share voting and investment power with respect to shares owned by The Anne T. and Robert M. Bass Foundation, and (c) Mr. Bass is deemed to have sole voting and investment power with respect to 821,991 shares, including 257,276 issuable upon conversion of our 5% convertible preferred stock, in his capacity as sole director and president of Keystone, Inc.

(4)	Based on an amended Schedule 13G filed by Columbia Wanger Asset Management, L.P. with the SEC on January 10, 2007. According to the Schedule 13G, Columbia Wanger Asset Management, L.P. has shared voting power over 325,000 of the shares.

(5)	Based on an amended Schedule 13G filed with the SEC on February 13, 2007, by Credit Suisse on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, the Alternative Investments business within the Asset Management Division and the U.S. private client services business. Credit Suisse shares voting and investment power over all of the shares beneficially owned. As of December 31, 2006, the number of shares beneficially owned includes 1,074,736 shares of common stock issuable upon conversion of our 6% convertible senior notes and 638,009 shares of common stock issuable upon conversion of our 5 1/4% convertible senior notes.

(6)	Based on an amended Schedule 13G filed with the SEC on February 14, 2007, FMR Corp. has sole dispositive power over all of the shares beneficially owned and sole voting power over 8,225 of the shares beneficially owned. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of all of the shares as a result of acting as investment adviser to various investment companies. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has sole voting power over the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. As of December 31, 2006, the number of shares beneficially owned included 2,176,139 shares of common stock issuable upon conversion of our 6% convertible senior notes and 120,664 shares of our common stock issuable upon conversion of our 5 1/4% convertible senior notes.

(7)	Based on an amended Schedule 13D filed by k1 Ventures Limited (k1) with the SEC on October 2, 2003, the warrants and convertible securities are held by an indirect subsidiary of k1.

(8)	Based on an amended Schedule 13G filed with the SEC on February 7, 2007.

(9)	Based on an amended Schedule 13G filed with the SEC on February 9, 2007, Wells Fargo & Company has (a) sole voting power over 3,412,739 of the shares and shares voting power over 1,400 of the shares, and (b) sole investment power over 3,446,361 of the shares and shares investment power over 1,587 of the shares. The total number of shares beneficially owned includes shares owned by Wells Capital Management Incorporated (formerly Strong Capital Management, Inc.) and Wells Fargo Funds Management, LLC, both wholly owned subsidiaries of Wells Fargo & Company.

Executive Officer Compensation

Compensation Discussion and Analysis

Objectives of our Compensation Program

Our executive compensation program is administered by the corporate personnel committee, which determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The objectives of our executive compensation program are to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation is intended to reward achievement of business performance goals and to recognize individual initiative and leadership.

Role of Compensation Consultants and Management

In prior years, the committee has engaged Mercer Human Resource Consulting, an independent executive compensation consultant, to examine our compensation practices for all positions below the level of our co-chairmen of the board. In 2004, Mercer and the committee established a peer group (the Peer Group) consisting of twelve oil and gas companies against which we compared our compensation competitiveness. The Peer Group consisted of: Brigham Exploration Co., Callon Petroleum Co., Carrizo Oil & Gas, Inc., Comstock Resources, Inc., Energy Partners Ltd., Houston Exploration Co., Newfield Exploration Co., Patterson-UTI Energy, Inc., PetroQuest Energy, Inc., Remington Oil & Gas Corp., Stone Energy Corp., and XTO Energy, Inc. Based on the consultant’s analysis, we determined that our compensation levels for these positions should target the 75th percentile of the Peer Group. We continue to administer our compensation program based on this philosophy. We believe the total compensation paid to our co-chairmen of the board, our chief executive officer and our other executive officers is reasonable and appropriate.

In the past, Mercer also advised the company’s management from time to time with respect to compensation matters. In 2004, the committee determined that it would be in the company’s best interest for the committee and the company’s management to engage separate compensation advisors. As a result, the committee has continued to engage Mercer and the company retained a separate compensation advisor to assist management with compensation matters other than executive compensation. During 2006, the committee continued to consult with Mercer on executive compensation matters; however, in January 2007, Mercer advised that it would no longer provide consulting services to the committee with respect to executive compensation. The committee plans to retain a new compensation advisor in 2007, which will continue to be separate from the consultants advising the company’s management on compensation matters.

The committee consults with the other members of the board and our co-chairmen of the board when reviewing the performance of and determining compensation for our executive officers other that our co-chairmen of the board.

Compensation Philosophy — Co-Chairmen and Chief Executive Officer

Our company is managed jointly by Messrs. Moffett and Adkerson, who serve as co-chairmen of the board, and by Mr. Kleinert, who serves as our president and chief executive officer. Each focuses on a different aspect of the company’s operations and development, with Mr. Moffett focusing on exploration activities and business strategy, Mr. Adkerson focusing on financial and administrative activities and financial strategy, and Mr. Kleinert responsible for executive management functions.

In connection with our aggressive attempts to reduce administrative and overhead cash requirements, Messrs. Moffett and Adkerson have agreed to forgo all cash compensation since 2002 in exchange for special stock option grants each year. Accordingly, neither received a base salary from the company in 2006 or an annual incentive award, and on January 30, 2006, the committee granted 300,000 options to Mr. Moffett and 200,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and an exercise price of $19.85, the fair market value on the grant date.

Messrs. Moffett and Adkerson also agreed to forego all cash compensation during 2007 in exchange for special stock option grants. Accordingly, on January 29, 2007, the committee granted 250,000 options to Mr. Moffett and 150,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and having an exercise price of $12.23, the fair market value on the grant date.

Components of Executive Compensation

During 2006, the company employed two of its executive officers, Glenn A. Kleinert and C. Howard Murrish. The other executive officers provided services to the company through a services agreement between the Services Company and the company. Executive officer compensation for 2006 included base salaries, annual incentive awards and stock options. We also provide our executive officers, other than Messrs. Moffett and Adkerson, certain post-employment benefits and to a limited degree, certain perquisites described below. In addition, our executive officers, other than Messrs. Moffett and Adkerson, participate in benefit programs generally available to our employees, such as our 401(k) plan and health insurance plan.

Base Salaries

Base salaries of the company’s executive officers were established at levels that we believe are appropriate after consideration of each executive officer’s responsibilities. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson did not receive salaries in 2006, receiving instead the special stock option grants discussed above. With the exception of Ms. Parmelee, the base salaries of our executive officers have remained constant since 2005.

Annual Incentive Awards

Executive officers and certain managers of the company participate in the company’s performance incentive awards program, which is designed to provide annual cash awards based on individual and company performance. Under the program, each participant is assigned a target percentage based upon level of responsibility and the annual award is established after reviewing the company’s operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, the corporate personnel committee makes a subjective determination after considering both individual performance and company performance as measured by operational and financial accomplishments. Each of our executive officers, other than Messrs. Moffett and Adkerson, received annual incentive awards for 2006 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson agreed to forego all cash compensation during 2006, including annual incentive awards.

Stock Options

Stock option awards are intended to provide a significant potential value that reinforces the importance of creation of value for the company’s stockholders. We grant long-term incentives to the company’s executive officers as well as other officers and managers of the company in the form of stock options. In 2006, we made an annual stock option grant to all of our executive officers, including our co-chairmen of the board. Stock option grant levels were based upon the position and level of responsibility of the individual. These annual grants will vest ratably on the first four anniversaries of the grant date, have a term of ten years and an exercise price equal to the fair market value of our common stock on the grant date. In addition, we also made special grants of stock options to the co-chairmen in lieu of their 2006 cash compensation as discussed above.

Timing of Option Grants.  To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, this meeting is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. In January 2007, the committee formally approved a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

Determination of Option Exercise Price.  Under the company’s incentive plans, the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Historically, we have used the average of the high and low sale price on the grant date to determine fair market value, and the exercise price of the stock options granted during 2006 was based on this price. In January 2007, the committee revised its policies going forward to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

Post-Employment Compensation

In addition to the annual compensation received by our executive officers in 2006, we also provide post-employment benefits to certain of our executives through a non-qualified defined contribution plan and a defined benefit program (although this program has been discontinued). These programs are described in detail below under the heading “Retirement Benefit Programs.”

Perquisites and Other Personal Benefits

We also provide limited perquisites to our executive officers, namely through our Executive Services Program. This program provides for reimbursement to our executive officers and other senior managers for personal financial and tax advice, certain long-term care insurance premiums, and club memberships. As reflected in the “Summary Compensation Table” below, to the extent any of our executives participate in this program, the benefits received are minimal compared to each executive’s total compensation.

Section 162(m) of the Internal Revenue Code

Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of the company’s executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company’s success, even where compensation payable may not be fully deductible. We believe that the company’s stock option grants qualify for deduction under Section 162(m) as performance-based compensation.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee:

H. Devon Graham, Jr., Chairman            J. Taylor Wharton

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers other than the chief executive officer and chief financial officer (the named executive officers) for the fiscal years ended December 31, 2006 and 2005. In 2005 and 2006, we paid the compensation of Messrs. Kleinert and Murrish, whereas we paid the compensation of the other named executive officers through an allocation arrangement under a services agreement with FM Services Company, a wholly owned subsidiary of FCX (the Services Company). Please refer to “Certain Transactions” for more details.

Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
					Deferred
Name and				Option	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Earnings(3)	Compensation(4)	Total

James R. Moffett	2006	$—	$—	$5,840,417	$—	$4,000	$5,844,417
Co-Chairman of the Board	2005	—	—	4,564,708	—	4,000	4,568,708
Richard C. Adkerson	2006	—	—	4,124,740	—	4,000	4,128,740
Co-Chairman of the Board	2005	—	—	3,285,560	—	4,000	3,289,560
Glenn A. Kleinert	2006	325,000	400,000	943,103	5,689	81,486	1,755,278
President & Chief	2005	325,000	400,000	573,736	—	82,960	1,381,696
Executive Officer
C. Howard Murrish	2006	300,000	400,000	943,103	7,718	74,958	1,725,779
Executive Vice President	2005	300,000	400,000	579,797	—	85,015	1,364,812
Nancy D. Parmelee	2006	199,334	100,000	420,563	30,002	69,756	819,655
Senior Vice President, Chief	2005	192,000	100,000	238,774	20,224	54,146	605,144
Financial Officer & Secretary

(1)	The co-chairmen, Messrs. Moffett and Adkerson, agreed to forego all cash compensation from the company since 2002, including during each of the two years ended December 31, 2006 and 2005. In lieu of cash compensation in 2006, the company granted to Messrs. Moffett and Adkerson 300,000 options and 200,000 options, respectively, at $19.85 per share, all of which were immediately exercisable upon grant and have a term of ten years. In lieu of cash compensation in 2005, the company granted to Messrs. Moffett and Adkerson 300,000 options and 200,000 options, respectively, at $16.645 per share, all of which were immediately exercisable upon grant and have a term of ten years. In 2006, the company also granted to Messrs. Moffett and Adkerson 200,000 options and 150,000 options, respectively, all of which vest ratably over a four-year period. In 2005, the company also granted to Messrs. Moffett and Adkerson 200,000 options and 150,000 options, respectively, all of which vest ratably over a four-year period. See the “Compensation Discussion and Analysis” for more information. During 2006 and 2005, Messrs. Adkerson and Moffett and Ms. Parmelee also provided services to and received compensation from FCX. For Ms. Parmelee, the amounts reflected are allocated to us; Ms. Parmelee received approximately 20% additional compensation in each of 2006 and 2005, which was allocated to FCX.

(2)	In 2006, amounts reflect the compensation cost recognized in 2006 in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. In 2005, amounts reflect the pro forma compensation cost that would have been recognized in 2005 had FAS 123(R) been effective as of January 1, 2005.

(3)	In 2006, reflects preferential nonqualified deferred compensation earnings of $5,689 for Mr. Kleinert, $7,718 for Mr. Murrish and $8,174 for Ms. Parmelee. In addition, for Ms. Parmelee, in 2005 and 2006, reflects a change in pension value of $21,828 and $20,224, respectively. See the section titled “Retirement Benefits” for more information.

(4)	For Messrs. Moffett and Adkerson, includes director fees. For Messrs. Kleinert and Murrish and Ms. Parmelee, includes (a) payment of taxes in connection with certain benefits we provided to the named executive officers, (b) contributions to defined contribution plans, (c) premium payments for universal life and personal excess liability insurance policies, (d) matching contributions and (e) personal financial and tax advice.

							Personal
		Taxes	Plan	Insurance	Matching	Director	Financial and
Name	Year	Paid	Contributions	Premiums	Contributions	Fees	Tax Advice

Mr. Moffett	2006	$—	$—	$—	$—	$4,000	$—
	2005	—	—	—	—	4,000	—
Mr. Adkerson	2006	—	—	—	—	4,000	—
	2005	—	—	—	—	4,000	—
Mr. Kleinert	2006	1,510	68,750	4,226	7,000	—	—
	2005	1,767	71,998	1,995	6,800	—	400
Mr. Murrish	2006	1,510	63,400	5,248	4,800	—	—
	2005	5,294	68,126	1,995	4,800	—	4,800
Ms. Parmelee	2006	5,181	53,734	1,641	4,400	—	4,800
	2005	6,684	34,000	798	4,400	—	8,264

Grants of Plan-Based Awards

		All Other
		Option
		Awards:
		Number of	Exercise or		Grant Date
		Securities	Base Price	Closing Sale	Fair Value
		Underlying	of Option	Price on Date	of Stock and
Name	Grant Date	Options(1)	Awards(2)	of Grant(2)	Option Awards

James R. Moffett	1/30/06	300,000 (3)	$19.85	$20.03	$3,456,000	(4)
	1/30/06	200,000	19.85	20.03	2,382,000	(5)
Richard C. Adkerson	1/30/06	200,000 (3)	19.85	20.03	2,304,000	(4)
	1/30/06	150,000	19.85	20.03	1,786,500	(5)
Glenn A. Kleinert	1/30/06	75,000	19.85	20.03	893,250	(5)
C. Howard Murrish	1/30/06	75,000	19.85	20.03	893,250	(5)
Nancy D. Parmelee	1/30/06	35,000	19.85	20.03	416,850	(5)

(1)	Unless otherwise noted, the stock options will become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The exercise price of each outstanding stock option reflected in this table was determined by reference to the fair market value per share, which under the policies of the corporate personnel committee of our board of directors was defined as the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Effective January 29, 2007, the corporate personnel committee amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	These special stock option grants were granted to the co-chairmen of the company in exchange for their agreement to forgo all cash compensation during 2006. These stock options became exercisable immediately upon grant and have a term of ten years.

(4)	The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the listed officers. The grant date present value was calculated to be $11.52 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $19.85; (b) a fair market value of $19.85 for one share of our common stock on the effective grant date; (c) a term of six years for the stock options; (d) a stock volatility of 55.5% based on an analysis of historical daily closing prices of our common stock over the past six years and to a lesser extent on the implied volatility from publicly traded options of our common stock; and (e) an assumed risk-free interest rate of 4.47%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(5)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $11.91 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $19.85; (b) a fair market value of $19.85 for one share of our common stock on the effective grant date; (c) a term of seven years for the stock options; (d) a stock volatility of 55.5% based on an analysis of historical daily closing prices of our common stock over the past seven years and to a lesser extent on the implied volatility from publicly traded options of our common stock; and (e) an assumed risk-free interest rate of 4.48%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

Outstanding Equity Awards at December 31, 2006

	Option Awards(1)				Stock Awards
					Number	Market
	Number of	Number of			of Shares	Value of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price(2)	Date	Vested	Vested(3)

James R. Moffett	—	200,000	$19.8500	1/30/2016	—	$—
	300,000	—	19.8500	1/30/2016	—	—
	150,000	—	16.6450	1/31/2015	—	—
	150,000	—	16.6450	1/31/2015	—	—
	50,000	150,000	16.6450	1/31/2015	—	—
	200,000	—	16.7750	2/02/2014	—	—
	62,500	62,500	16.7750	2/02/2014	—	—
	200,000	—	7.5150	2/03/2013	—	—
	93,750	31,250	7.5150	2/03/2013	—	—
	125,000	—	6.1700	1/28/2012	—	—
	375,000	—	14.0000	1/28/2012	—	—
	125,000	—	16.2750	1/29/2011	—	—
	50,000	—	22.1250	11/02/2009	—	—
	50,000	—	13.8750	2/01/2009	—	—
	31,250	—	18.5000	12/23/07	—	—
	10,000	—	25.3125	5/04/2008	—	—
	80,000	—	18.2815	7/14/2007	—	—
	13,315	—	11.6180	4/29/2007	—	—

	Option Awards(1)				Stock Awards
					Number	Market
	Number of	Number of			of Shares	Value of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price(2)	Date	Vested	Vested(3)

Richard C. Adkerson	—	150,000	19.8500	1/30/2016	—	—
	200,000	—	19.8500	1/30/2016	—	—
	95,000	—	16.6450	1/31/2015	—	—
	105,000	—	16.6450	1/31/2015	—	—
	37,500	112,500	16.6450	1/31/2015	—	—
	100,000	—	16.7750	2/02/2014	—	—
	50,000	50,000	16.7750	2/02/2014	—	—
	100,000	—	7.5150	2/03/2013	—	—
	75,000	25,000	7.5150	2/03/2013	—	—
	100,000	—	6.1700	1/28/2012	—	—
	200,000	—	14.0000	1/28/2012	—	—
	100,000	—	16.2750	1/29/2011	—	—
	35,000	—	22.1250	11/02/2009	—	—
	50,000	—	13.8750	2/01/2009	—	—
	31,250	—	18.5000	12/23/07	—	—
	10,000	—	25.3125	5/04/2008	—	—
	80,000	—	18.2815	7/14/2007	—	—
	13,315	—	11.6180	4/29/2007	—	—

Glenn A. Kleinert	—	75,000	19.8500	1/30/2016	—	—
	13,125	39,375	16.6450	1/31/2015	—	—
	5,625	16,875	16.6450	1/31/2015	—	—
	37,500	37,500	16.7750	2/02/2014	—	—
	25,406	8,469	7.5150	2/03/2013	—	—
	27,093	9,032	7.5150	2/03/2013	—	—
	75,000	—	6.1700	1/28/2012	—	—
	50,000	—	16.2750	1/29/2011	—	—
	25,000	—	22.1250	11/02/2009	—	—
	15,000	—	13.8750	2/01/2009	—	—
	5,000	—	25.3125	5/04/2008	—	—
	24,000	—	18.2815	7/14/2007	—	—
	3,995	—	11.6180	4/29/2007	—	—

C. Howard Murrish	—	75,000	19.8500	1/30/2016	—	—
	13,125	39,375	16.6450	1/31/2015	—	—
	5,625	16,875	16.6450	1/31/2015	—	—
	37,500	37,500	16.7750	2/02/2014	4,167	59,255
	52,500	17,500	7.5150	2/03/2013	—	—
	75,000	—	6.1700	1/28/2012	—	—
	75,000	—	16.2750	1/29/2011	—	—
	30,000	—	22.1250	11/02/2009	—	—
	25,000	—	13.8750	2/01/2009	—	—
	10,000	—	25.3125	5/04/2008	—	—
	100,000	—	18.2815	7/14/2007	—	—
	13,315	—	11.6180	4/29/2007	—	—

	Option Awards(1)				Stock Awards
					Number	Market
	Number of	Number of			of Shares	Value of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price(2)	Date	Vested	Vested(3)

Nancy D. Parmelee	—	35,000	19.8500	1/30/2016	—	—
	6,125	18,375	16.6450	1/31/2015	—	—
	2,625	7,875	16.6450	1/31/2015	—	—
	17,500	17,500	16.7750	2/02/2014	—	—
	13,125	4,375	7.5150	2/03/2013	—	—
	25,000	—	6.1700	1/28/2012	—	—
	20,000	—	16.2750	1/29/2011	—	—
	25,000	—	22.1250	11/02/2009	—	—
	7,500	—	13.8750	2/01/2009	—	—
	1,250	—	18.5000	12/23/07	—	—
	396	—	17.4640	4/29/07	—	—
	700	—	25.3125	5/04/2008	—	—
	2,000	—	18.2815	7/14/2007	—	—
	666	—	11.6180	4/29/2007	—	—

(1)	Unless otherwise noted, the stock options will become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. The co-chairmen, Messrs. Moffett and Adkerson, agreed to forego all cash compensation from the company during each of the three years ended December 31, 2006, 2005 and 2004. In lieu of cash compensation, the company granted the co-chairmen stock option grants that are immediately exercisable upon grant and have a term of ten years. These grants to the co-chairmen totaled 500,000 options at $19.85 per share in January 2006, 500,000 options at $16.645 per share in January 2005 and 300,000 options at $16.775 per share in February 2004.

(2)	The exercise price of each outstanding stock option reflected in this table was determined by reference to (1) the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred or (2) such greater price as determined by the corporate personnel committee. Effective January 29, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	The market value of the unvested restricted stock units reflected in this table was based on the $14.22 market value per share of our common stock as of December 29, 2006.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options in 2006.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting

C. Howard Murrish	4,166	$85,174	(1)
	16,666	340,986	(2)

(1)	Value realized on vesting of 4,166 restricted stock units on February 2, 2006, at average high-low closing price of $20.445.

(2)	Value realized on vesting of 16,666 restricted stock units on February 3, 2006, at average high-low closing price of $20.46.

Retirement Benefit Programs

Discontinued Cash-Balance Program.  Until June 30, 2000, both our company and the Services Company (see “Certain Transactions” for more detail about the Services Company) had a traditional defined-benefit program (the prior plan) paying benefits determined primarily by the individual’s final average earnings and years of service. In 1996, the prior plan was converted to a cash-balance program. The cash-balance program consisted of two plans: a funded qualified plan and an unfunded nonqualified plan. The present value of the benefit earned by each participant under the nonqualified plan was transferred, effective June 30, 2000, to our unfunded nonqualified defined contribution plan. We formally terminated the qualified cash-balance plan (the plan) effective June 30, 2000. Distribution of plan assets has awaited IRS approval of termination. Approval has been delayed while the IRS develops a national policy regarding plans that have converted to the cash balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When distribution occurs, a participant will be able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of December 31, 2006, the amount paid to each of the named executive officers would have been as follows: $48,999 for Mr. Kleinert, $45,449 for Mr. Murrish and $415,215 for Ms. Parmelee. Messrs. Moffett and Adkerson participate in FCX’s qualified retirement plan.

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Glenn A. Kleinert	McMoRan Exploration Co. Employee Retirement Plan	26.083	$48,999	3,544
C. Howard Murrish	McMoRan Exploration Co. Employee Retirement Plan	27.750	45,449	—
Nancy D. Parmelee	McMoRan Exploration Co. Employee Retirement Plan	33.917	415,215	—

Nonqualified Defined Contribution Program.  Our nonqualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each named executive officer (except for Messrs. Moffett and Adkerson). Participants also may elect to contribute up to 20% of their base salary. The company makes a matching contribution equal to 100% of the employee’s contribution, but not to exceed 5% of the participant’s compensation above the qualified plan limit. The table below shows the unfunded balances under our nonqualified defined contribution plan for each named executive officer listed below as of December 31, 2006. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End

Glenn A. Kleinert	$—	$39,750	$10,302	—	$315,885
C. Howard Murrish	16,000	34,400	15,932	—	393,771
Nancy D. Parmelee	23,867	30,534	21,125	—	250,435

Supplemental Retirement Benefit — Ms. Parmelee.  We have agreed to pay to Ms. Parmelee upon her retirement a supplemental nonqualified benefit. The benefit would have been $77,541 if paid as a lump sum as of December 31, 2006, or $2,090 per month if paid as a joint-and-50%-survivor annuity beginning December 31, 2006.

Audit Committee Report

The audit committee is currently comprised of four directors, all of whom are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external and internal auditors and (4) the independence of the company’s external auditors.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2006, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of management’s assessment of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2006.

Appointment of Independent Auditors; Financial Statement Review

In January 2006, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2006. We have reviewed and discussed the company’s audited financial statements for the year 2006 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls they considered necessary to support their opinion on the financial statements for the year 2006, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2006.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In January 2006, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2006. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting and other areas, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Dated: March 21, 2007

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.	Suzanne T. Mestayer

Independent Auditors

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2006	2005

Audit Fees	$425,475	$425,475
Audit-Related Fees(1)	60,300	55,000
Tax Fees	—	—
All Other Fees	—	—

(1)	In 2006 and 2005, amount relates to review of quarterly earnings press releases and management reports to the board of directors.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

In January 2007, our audit committee appointed Ernst & Young as our independent auditors for 2007. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2007. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Certain Transactions

We are parties to a services agreement with the Services Company, a wholly owned subsidiary of FCX, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The Services Company also provides these services to FCX. Several of our directors and executive officers also serve as directors or executive officers of FCX. In 2006, we incurred $5.2 million of costs under the services agreement, and we expect our costs under the services agreement to approximate $4.3 million in 2007.

B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and FCX relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2006, the Services Company paid Mr. Rankin $490,000 ($100,000 of which was allocated to us) pursuant to this agreement. During 2006, the cost to the Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $22,500, medical expenses and tax gross-ups was $46,572, and reimbursement for a portion of his office rent and utilities and for the services of an executive secretary employed by the Services Company was $21,966. In addition, during 2006 the cost to the Services Company (none of which was allocated to us) of Mr. Rankin’s personal use of fractionally owned company aircraft was $381,036.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2006, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed.

McMoRan Exploration Co.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, April 26, 2007
     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, April 26, 2007, at 10:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.
     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR Items 1 and 2 below:

			FOR	WITHHOLD
Item 1 —	Election of eight directors. Nominees are:		☐	☐
	Richard C. Adkerson	Suzanne T. Mestayer
	Robert A. Day	James R. Moffett
	Gerald J. Ford	B. M. Rankin, Jr.
	H. Devon Graham, Jr.	J. Taylor Wharton

FOR, except withhold vote from following nominee(s):

			FOR	AGAINST	ABSTAIN
Item 2 —	Ratification of appointment of Ernst & Young LLP as independent auditors.		☐	☐	☐

Signature(s)	Dated:	, 2007

You may specify your votes by marking the appropriate box on this side.You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1 and 2.

▲ FOLD AND DETACH HERE ▲
McMoRan EXPLORATION CO. OFFERS STOCKHOLDERS OF RECORD
TWO WAYS TO VOTE YOUR PROXY
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING
Visit the Internet voting website at http://www.ivselection.com/explor07. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on April 25, 2007.
VOTING BY MAIL
Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, McMoRan Exploration Co., P.O. Box 17149, Wilmington, Delaware 19885-9809. If you are voting by Internet, please do not mail your proxy card.